EXHIBIT 10.17

LARGE SCALE BIOLOGY COMPANY

STOCK ISSUANCE AGREEMENT

THIS STOCK ISSUANCE AGREEMENT (the “Agreement”) is made and entered into effective November 1, 2001 (the “Effective Date”), between LARGE SCALE BIOLOGY COMPANY, a Delaware Company (the “Company”) and John D. Fowler, Jr. (“Grantee”).

THE PARTIES AGREE AS FOLLOWS:

1.    Grant of Stock.    In consideration of Grantee’s employment by the Company, the Company hereby agrees to issue to Grantee and Grantee agrees to accept Two Hundred Thousand (200,000) shares (the “Shares”) of the Company’s common stock (“Common Stock”) on the terms and conditions set forth herein.

2.    Value of Stock.    Company and Grantee agree that the per share fair market value for the Shares covered hereby is Three Dollars and Forty-Five Cents ($3.45), such per share value being the NASDAQ closing selling price for such stock on November 1, 2001.

3.    Term.    The term of this Agreement shall begin on November 1, 2001 and end on October 31, 2004.

4.    Ownership of Shares.    The Company shall issue to Grantee one or more certificates for the Shares. Grantee will have full stockholder rights with respect to the Shares, including the right to vote the Shares and receive all regular cash dividends paid on the Shares, whether or not the Shares are vested. However, unvested shares will be subject to the transfer restrictions and the reversion rights of the Company specified herein.

5.    Grantee’s Vesting Schedule.    Grantee’s ownership rights in the Shares shall vest in accordance with the following schedule: 50,000 shares on January 1, 2002 and thereafter in twelve (12) equal quarterly installments of 12,500 shares beginning on February 1, 2002 during the term of your employment.

6.    Company’s Reversionary Rights.    If Grantee ceases at any time to be an employee of the Company while holding unvested Shares, except for termination of Grantee by the Company for reasons other than Cause, Grantee’s ownership rights to such unvested Shares shall be forfeited and ownership of such unvested Shares shall revert to the Company. The Company’s reversion right shall lapse as Grantee’s rights in the Shares vest over the Grantee’s period of service as an employee of the Company in accordance with the Grantee’s vesting schedule set forth in Section 5 hereof. Any of the Shares that are fully vested will not be subject to the Company’s reversion rights. However, any Shares which are not vested during the term hereof shall be subject to the Company’s reversion rights and shall be surrendered to the Company for cancellation by Grantee upon Grantee’s cessation of service as an employee of the Company.

The Company’s reversion rights will also cover any new, substituted or additional securities or other property subsequently distributed with respect to Grantee’s unvested Shares by reason of any stock dividend, stock split, recapitalization combination of shares, exchange of shares, or other changes affecting the outstanding Common Stock as a class without the Company’s receipt of consideration. Appropriate adjustments to reflect the distribution will be made to the number and/or class of securities subject to the Company’s reversion rights.

7.    Surrender of Unvested Shares.    Upon Grantee’s cessation of service as an employee of the Company, except for termination of Grantee by the Company for reasons other than Cause, Grantee shall within five (5) business days of such event surrender for cancellation all unvested Shares to the Company by delivery of one or more stock certificates representing such Shares, and Grantee shall have no further stockholder rights with respect to those unvested Shares.

8.    Transfer, Assignment or Encumbrance of Unvested Shares.    Grantee may not transfer, assign or encumber any unvested Shares which are subject to the Company’s reversion rights, except for permissible gifts approved by the Company, transfers by will or inheritance following Grantee’s death. The certificates representing such Shares may, in the Company’s discretion, bear a legend indicating the existence of such transfer restrictions, or the unvested Shares (and any securities or other property distributed with respect to such Shares), may be held in escrow by the Company (or any successor entity) until Grantee vests in those shares.

9.    Immediate Vesting of Unvested Shares.    Upon the occurrence of any of the following events, all unvested Shares outstanding will immediately vest in full: (i) a Corporate Transaction (ii) the replacement of Robert Erwin as CEO by someone other than Grantee, or (iii) Grantee’s employment being terminated by the Corporation for any reason other than Cause as defined in section 18 hereof.

10.    Tax Withholding Payments.    Grantee agrees to be taxed on the Shares at the time of vesting rather than at the time of issuance to the Grantee. To pay his tax liability, Grantee may elect to transfer to the Company vested Shares or other Common Stock owned free and clear by Grantee with a fair market value equal to a designated percentage (not to exceed one hundred percent (100%) of the Federal, state and local income and employment withholding taxes to which the Grantee may become subject in connection with the vesting of any Shares at that time). However, no Shares or Common Stock will actually be accepted in satisfaction of such withholding tax liability except to the extent any such Shares or Common Stock is valued at fair market value determined by the NASDAQ closing selling price of Common Stock on such vesting date, or if there is no closing selling price for Common Stock on the date in question, then the fair market value shall be the closing selling price on the last preceding date for which such quotation exists.

11.    Market Standoff.    As a condition of the issuance of the Shares to Grantee, Grantee shall, if so requested by the Company or any representative of the underwriters in connection with any registration of the offering of the securities of the Company, that Grantee shall not sell or dispose of the Shares for a period following the effective date of a registration statement filed under the Securities Act of 1933, as amended (the “Act”), the length of such period to be determined by the Company and the underwriters of such offering but not to exceed 180 days.

12.    Registration or Qualification of Securities.    The Company may, but shall not be required to, register or qualify the sale of any Shares under the Act or any other applicable law. The Company shall not be obligated to take any affirmative action in order to cause the issuance or sale of any Shares pursuant hereto to comply with any law.

13.    Restriction on Transfer.    Regardless whether the sale of the Shares has been registered under the Act or has been registered or qualified under the securities laws of any state, the Company may impose restrictions upon the sale, pledge or other transfer of Shares (including the placement of appropriate legends on stock certificates) if, in the reasonable judgment of the Company and the Company’s counsel, such restrictions are necessary or desirable in order to achieve compliance with the provisions of the Act, the securities laws of any state, or any other law.

14.    Stock Certificate Restrictive Legends.    Stock certificates evidencing Shares may bear such restrictive legends as the Company and the Company’s counsel deem necessary or advisable under applicable law or pursuant to this Agreement, including, without limitation, the following legends:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES OR “BLUE SKY” LAWS, AND MAY NOT BE OFFERED SOLD, ASSIGNED, TRANSFERRED, PLEDGED, OR OTHERWISE DISPOSED OF UNLESS REGISTERED PURSUANT TO THE PROVISIONS OF SUCH ACT AND BLUE SKY LAWS OR AN EXEMPTION THEREFROM IS AVAILABLE AS ESTABLISHED BY A WRITTEN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR AN OFFERING OF THE COMPANY’S SECURITIES PURSUANT TO THE PROVISIONS OF A MARKET STANDOFF AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL GRANTEE OF SUCH SECURITIES, SUCH RESTRICTIONS TO LAST FOR A PERIOD TO BE DETERMINED BY THE COMPANY AND THE UNDERWRITERS OF SUCH OFFERING BUT NOT TO EXCEED 180 DAYS.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN REVERSION RIGHTS OF THE COMPANY AND CERTAIN RESTRICTIONS ON TRANSFER, ASSIGNMENT OR ENCUMBRANCE

PURSUANT TO AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL GRANTEE OF SUCH SECURITIES.

15.    Representations, Warranties, Covenants and Acknowledgements of Grantee.    Grantee hereby agrees that in the event that the Company and the Company’s counsel deem it necessary or advisable in the exercise of their discretion, the issuance of Shares may be conditioned upon certain representations, warranties, and acknowledgments by the Grantee, including, without limitation, those set forth in Sections 15.1 through 15.8 inclusive:

15.1    Investment.    Grantee is acquiring the Shares for Grantee’s own account, and not for the account of any other person. Grantee is acquiring the Shares for investment and not with a view to distribution or resale thereof except in compliance with applicable laws regulating securities.

15.2    Business Experience.    Grantee has knowledge and experience in business matters and is capable of evaluating the merits and risks of Grantee’s investment in the Company evidenced by purchase of the Shares and of making an informed investment decision with respect thereto.

15.3    Relation to Company.    Grantee is an officer of the Company and in such capacity has become personally familiar with the business affairs, financial condition, and results of operations of the Company.

15.4    Access to Information.    Grantee has had the opportunity to ask questions of, and to receive answers from, appropriate executive officers of the Company with respect to the terms and conditions of the transaction contemplated hereby and with respect to the business, affairs, financial conditions, and results of operations of the Company. Grantee has had access to such financial and other information as is necessary in order for Grantee to make a fully-informed decision as to investment in the Company by way of purchase of the Shares, and has had the opportunity to obtain any additional information necessary to verify any of such information to which Grantee has had access.

15.5    Speculative Investment.    Grantee’s investment in the Company represented by the Shares is highly speculative in nature and is subject to a high degree of risk of loss in whole or in part. The amount of such investment is within Grantee’s risk capital means and is not so great in relation to Grantee’s total financial resources as would jeopardize the personal financial needs of Grantee or Grantee’s family in the event such investment were lost in whole or in part.

15.6    Registration.    Grantee understands and agrees that he must bear the economic risk of investment and the tax liability resulting from the issuance to Grantee of the Shares for an indefinite period of time because the issuance to Grantee of the Shares has not been registered under the Act and the Shares cannot be transferred by Grantee unless such transfer is registered under the Act or an exemption from such registration is available. The Company has made no agreements, covenants or undertakings whatsoever to register the transfer of any of the Shares under the Act. The Company has made no representations, warranties, or covenants whatsoever as to whether any exemption from the Act, including without limitation any exemption for limited sales in routine brokers’ transactions pursuant to Rule 144, will be available; if the exemption under Rule 144 is available at all, unless all terms and conditions of Rule 144 have been satisfied.

15.7    Public Trading.    Common stock of the Company is presently publicly traded, but the Company makes no representation, covenant, or agreement as to whether there will be a public market for any of the Shares.

15.8    Tax Advice.    The Company makes no warranties or representations to Grantee with respect to the income tax consequences of the transactions contemplated by this Agreement regarding the Shares, and Grantee is in no manner relying on the Company or the Company’s representatives for an assessment of such tax consequences.

16.    Assignment; Binding Effect.    Subject to the limitations set forth in this Agreement, this Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, legal representatives, and successors of the parties hereto. This Agreement is not assignable or transferable by Grantee and is personal to the Grantee. Any attempt to assign, pledge, transfer, hypothecate or otherwise dispose of this Agreement in a manner not herein permitted, and any levy of execution, attachment, or similar process on this Agreement, shall be null and void.

17.    Damages.    Grantee shall be liable to the Company for all costs and damages, including incidental and consequential damages, resulting from a disposition of shares which is not in conformity with the provisions of this Agreement.

18.    Definition of “Cause”.    For purposes of this Agreement, the term “Cause” shall mean the commission of any act of fraud, embezzlement or dishonesty by Grantee, any unauthorized and bad faith use or disclosure by Grantee of confidential information or trade secrets of the Company (or any parent or subsidiary), or any other intentional misconduct by Grantee adversely affecting the business or affairs of the Company (or any parent or subsidiary) in a material manner.

19.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California by California residents.

20.    Notices.    All notices and other communications under this Agreement shall be in writing. Unless and until the Grantee is notified in writing to the contrary, all notices, communications and documents directed to the Company and related to the Agreement, if not delivered by hand, shall be mailed, addressed as follows:

To Company:	Robert L. Erwin Chairman of the Board and CEO Large Scale Biology Company 3333 Vaca Valley Parkway, Suite 1000 Vacaville, CA 95688

Unless and until the Company is notified in writing to the contrary, all notices, communications and documents intended for the Grantee and related to this Agreement, if not delivered by hand, shall be mailed to Grantee addressed as follows:

John D. Fowler, Jr.
527 First Street
Brooklyn, NY 11215

Notices and communications shall be mailed by registered mail, return receipt requested, postage prepaid. All mailings and deliveries related to this Agreement shall be deemed received only when actually received.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

LARGE SCALE BIOLOGY COMPANY		GRANTEE

By	/s/ Robert L. Erwin	/s/ John D. Fowler
	Robert L. Erwin Chairman of the Board And Chief Executive Officer	John D. Fowler, Jr.